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                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

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/X/  Soliciting Material Pursuant to Section 240.14a-12

                         Del Global Technologies Corp.
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                (Name of Registrant as Specified In Its Charter)

                                      N/A
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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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[LOGO] DEL GLOBAL TECHNOLOGIES CORP.

                              FOR IMMEDIATE RELEASE

             DEL GLOBAL TECHNOLOGIES COMPLETES HIGH VOLTAGE BUSINESS
                                  INTEGRATION

    HIGH VOLTAGE ENGINEERING CAPABILITY STRENGTHENED; BRINGS INCREASED FOCUS
                       TO SALES AND MARKETING ACTIVITIES

    POSITIONS DEL HIGH VOLTAGE FOR SIGNIFICANT REVENUE GROWTH; $2 MILLION PER
        YEAR REDUCTION IN OVERHEAD COSTS ANTICIPATED, PLUS SUBSTANTIALLY
                           IMPROVED LABOR EFFICIENCY


VALHALLA, NY, April 24, 2003 - Del Global Technologies (DGTC) ("Del") announced today that the integration of the High Voltage Division of its Power Conversion Group, begun in May, 2001, is complete. Previously, Del Global announced the closing of its DynaRad facility in Deer Park, NY, and its Bertan High Voltage facility in Hicksville, NY, with the objective of integrating all of its high voltage manufacturing, product development and sales and marketing activities in Valhalla, NY. Del estimates that this integration will save the company approximately $2 million per year in operating costs and will increase labor efficiency.

"We are pleased to have completed another critical milestone in the turnaround of Del Global Technologies," commented Samuel E. Park, President and CEO of Del Global Technologies Corp. "Perhaps the most important result of our action has been the leverage derived from our integrated engineering competencies. We possess deep competencies in certain key elements of high voltage engineering, such as electromagnetic field treatment, heat transfer and 3-D modeling. Combining engineering talent into one group is stimulating ground-breaking advances in product design and development. This allows us to address next generation high growth, high margin opportunities in Explosive Detection Systems for baggage inspection, radiation oncology, and semiconductor manufacturing equipment. Taken together, this new work represents significant revenue growth opportunity over the next few years."

"The consolidation of sales and marketing activity is allowing us to present a consistent message to the marketplace, to deepen and extend our customer relationships, and to offer a broader portfolio of high voltage system solutions to major OEMs in key markets," said Daniel J. Pisano,

                     One Commerce Park, Valhalla, NY 10595
                     914-686-3600        www.delglobal.com
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Del Global Technologies Corp.                                                  2
April 24, 2003

Ph.D., President of Del Global's Power Conversion Group. "A singular customer service group provides greater efficiency and customer responsiveness; being in one building improves communication and speed of decision-making."

Two years ago the DynaRad, Bertan High Voltage, and Del High Voltage facilities collectively employed a total of 230 people in three facilities, totaling 106,000 square feet. Following the integration, the High Voltage Division now employs 113 people in one facility occupying approximately 49,000 square feet. These reductions were successfully achieved by new organization design, elimination of redundant overhead, the streamlining of product design, introduction of high performance work practices and by re-engineering the factory for lean manufacturing. During this two-year period, high voltage sales have increased by approximately 10 percent.

"We have a good order rate and backlog, and are now concentrating on catching up on some past due orders, and reducing cycle time for our customers on new orders and on service. We are now much better positioned to respond to the market," continued Dr. Pisano. "Additional cost savings from material cost reductions, including supply management and outsourcing strategies, and from reduced order-to-shipment cycle-times will be realized in the coming months."

Del Global Technologies Corp. is primarily engaged in the design, manufacture and marketing of cost-effective medical imaging and diagnostic systems consisting of stationary and portable x-ray systems, radiographic/fluoroscopic systems, dental imaging systems and proprietary high-voltage power conversion subsystems for medical and other critical industrial applications. Industrial applications for which Del supplies power subsystems include airport explosives detection, analytical instrumentation, semiconductor capital equipment and energy exploration.

Del Global filed with the Securities and Exchange Commission a preliminary proxy statement relating to the solicitation of proxies with respect to the Del Global 2003 Annual Meeting of Shareholders. Del Global will file with the Commission, and will furnish to its shareholders, a definitive proxy statement and may file other proxy solicitation materials. Investors and security holders are urged to read the proxy statement and any other proxy solicitation materials (when they become available) because they will contain important information.

Investors and security holders may obtain a free copy of the preliminary proxy statement and the definitive proxy statement (when it is available) and other documents filed by Del Global with the Commission at the Commission's website at http://www.sec.gov. You may also access a copy of Del Global's preliminary proxy statement and definitive proxy statement (when it is available) by
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Del Global Technologies Corp.                                                  3
April 24, 2003

accessing http://www.delglobal.com. In addition, you may obtain a free copy of the definitive proxy statement (when it is available) by contacting Georgeson Shareholder Communications, Inc. toll free at (800) 545-1782 (banks and brokers call collect at (212) 440-9800).

Detailed information regarding the names, affiliations and interests of individuals who may be deemed participants in the solicitation of proxies of Del Global shareholders is available in the preliminary proxy statement filed by Del Global with the Commission on Schedule 14A.

Statements about future results made in this release may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are based on current expectations and the current economic environment. The Company cautions that these statements are not guarantees of future performance. They involve a number of risks and uncertainties that are difficult to predict including, but not limited to, the ability of the Company to implement its business plan, management changes, changing industry and competitive conditions, obtaining anticipated operating efficiencies, securing necessary capital facilities, favorable determinations in various legal and regulatory matters and favorable general economic conditions. Actual results could differ materially from those expressed or implied in the forward-looking statements. Important assumptions and other important factors that could cause actual results to differ materially from those in the forward-looking statements are specified in the Company's filings with the Securities and Exchange Commission.


CONTACTS:

DEL GLOBAL TECHNOLOGIES CORP.

Samuel E. Park, President and Chief Executive Officer
Thomas V. Gilboy, Chief Financial Officer

(914) 686-3600

MEDIA

The Abernathy MacGregor Group, Inc.
Steve Frankel

(212) 371-5999

INVESTORS

Georgeson Shareholder Communications Inc.

(800) 545-1782